Exhibit 99.1

1 Becton Drive

Franklin Lakes, NJ 07417

www.bd.com

News Release

Contact:

Ed Cook, Corporate Communications – 201-847-7176

Monique N. Dolecki, Investor Relations – 201-847-5453

BD ANNOUNCES RESULTS FOR 2015 FIRST FISCAL QUARTER

•	Announces revenues of $2.051 billion, an increase of 5.3 percent on a currency-neutral basis, or 1.8 percent on a reported basis.

•	Reports first quarter adjusted diluted earnings per share from continuing operations of $1.53. This represents growth of 15.4 percent on a currency-neutral basis, or 7.0 percent including the unfavorable impact of foreign currency. Reported diluted earnings per share from continuing operations for the first quarter were $1.20.

•	Raises fiscal year 2015 revenue and adjusted diluted earnings per share guidance, on a currency-neutral basis.

•	CareFusion acquisition on-track with an expected closing date by the end of the first quarter of calendar year 2015.

Franklin Lakes, NJ (February 5, 2015) – BD (Becton, Dickinson and Company) (NYSE: BDX), a leading global medical technology company, today reported quarterly revenues of $2.051 billion for the first fiscal quarter ended December 31, 2014, representing an increase of 1.8 percent from the prior-year period, or 5.3 percent on a foreign currency-neutral basis.

“We are off to a really good start this fiscal year,” said Vincent A. Forlenza, Chairman, CEO and President. “Both segments contributed to revenue growth, aided by flu-related sales. Our revenue growth and good operating performance this quarter gives us the confidence to raise guidance for fiscal year 2015.”

First Quarter Earnings

Adjusted diluted earnings per share from continuing operations were $1.53, compared with $1.43 in the prior-year period. This represents an increase of 7.0 percent, or 15.4 percent on a currency-neutral basis. Current and prior-year results were impacted by certain specified items, which are detailed in the accompanying reconciliation of non-GAAP financial measures. On a reported basis, earnings per share from continuing operations for the first quarter were $1.20, compared with $1.37 in the prior-year period. This represents a decline of 12.4 percent from the prior-year period, or a decline of 3.6 percent on a foreign currency-neutral basis.

Segment Results

In the BD Medical segment, worldwide revenues for the quarter were $1.072 billion, representing an increase of 0.8 percent compared with the prior-year period, or an increase of 4.2 percent on a foreign currency-neutral basis. The segment’s revenue growth reflects strong sales in the Medical Surgical Systems unit. Segment results were unfavorably impacted by ordering patterns in the Pharmaceutical Systems unit, as expected. Revenues in Diabetes Care were impacted, in part, by a timing of orders and an unfavorable comparison to the prior-year.

In the BD Life Sciences segment, worldwide revenues for the quarter were $979 million, representing an increase of 3.0 percent compared with the prior-year period, or an increase of 6.5 percent on a foreign currency-neutral basis. The segment’s growth was driven by strong sales across all three business units: Preanalytical Systems, Diagnostic Systems and Biosciences. Diagnostic Systems growth was aided, in part, by a stronger than expected flu season, as compared to the prior-year.

Geographic Results

First quarter revenues in the U.S. of $881 million represent an increase of 3.7 percent over the prior-year period. Revenues outside of the U.S. were $1.170 billion, representing an increase of 0.4 percent compared with the prior-year period, or an increase of 6.4 percent on a foreign currency-neutral basis. International revenues reflected continued strength in emerging markets and sales of safety-engineered products.

Fiscal 2015 Outlook for Full Year

The Company estimates that revenues for the full fiscal year 2015 will increase approximately 5.0 percent on a foreign currency-neutral basis, which is an increase from previously issued guidance of 4.5 to 5 percent. On a reported basis, revenues are expected to be about flat to a decline of 1.0 percent, due to the unfavorable impact of foreign currency.

The Company expects adjusted diluted earnings per share from continuing operations to grow 9.0 to 10.0 percent on a foreign currency-neutral basis. This is an increase from previously issued guidance of 8.0 to 9.0 percent. Including the estimated unfavorable impact of foreign-currency, adjusted diluted earnings per share are expected to be between $6.50 and $6.57. Adjusted diluted earnings per share for the full fiscal year 2014 were $6.50. The Company expects full fiscal year reported diluted earnings per share from continuing operations to be between $5.98 to $6.05.

Guidance estimates provided are for the Company on a stand-alone basis. Guidance inclusive of the CareFusion acquisition will be provided after the close of the transaction. As a reminder, the Company has moved to “Cash EPS”; adjusted earnings per share values exclude the amortization of acquisition-related intangibles.

Conference Call Information

A conference call regarding BD’s first quarter results will be broadcast live on BD’s website, www.bd.com/investors, along with related slides, at 8:00 a.m. (ET) Thursday, February 5, 2015. The conference call will be available for replay on BD’s website, www.bd.com/investors, or at 1-800-585-8367 (domestic) and 1-404-537-3406 (international) through the close of business on Thursday, February 12, 2015, confirmation number 64069271.

Non-GAAP Financial Measures/Financial Tables

This news release contains certain non-GAAP financial measures. Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

About BD

BD is a leading medical technology company that partners with customers and stakeholders to address many of the world’s most pressing and evolving health needs. Our innovative solutions are focused on improving drug delivery, enhancing the diagnosis of infectious diseases and cancers, supporting the management of diabetes and advancing cellular research. We have more than 30,000 associates in 50 countries who strive to fulfill our purpose of “Helping all people live healthy lives” by advancing the quality, accessibility, safety and affordability of healthcare around the world. For more information, please visit www.bd.com.

***

This press release, including the section entitled “Fiscal 2015 Outlook for Full Year”, contains certain estimates and other forward-looking statements (as defined under Federal securities laws) regarding BD’s performance, including future revenues and earnings per share. All such statements are based upon current expectations of BD and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. With respect to forward-looking statements contained herein, a number of factors could cause actual results to vary materially. These factors include, but are not limited to: potential cuts in governmental healthcare spending, which could result in reduced demand for our product or downward pricing pressure; measures to contain healthcare costs; adverse changes in regional, national or foreign economic conditions, including any impact that may result on our ability to access credit markets and finance our operations, the demand for our products and services as a result of reduced government funding, lower utilization rates or otherwise, or our suppliers’ ability to provide products needed for our operations; changes in interest or foreign currency exchange rates; costs associated with our pending acquisition of CareFusion Corporation; our ability to successfully integrate any businesses we acquire; the adverse impact of cyber-attacks on our information systems; competitive factors including technological advances and new products introduced by competitors; pricing and market pressures; difficulties inherent in product development, delays in product introductions and uncertainty of market acceptance of new products; increases in energy costs and their effect on, among other things, the cost of producing BD’s products; efficacy or safety concerns relating to product recalls; fluctuations in costs and availability of raw materials and in BD’s ability to maintain favorable supplier arrangements and relationships; new or changing laws and regulations impacting our business or changes in enforcement practices with respect to such laws; uncertainties of litigation (as described in BD’s filings with the Securities and Exchange Commission); future healthcare reform, including changes in government pricing and reimbursement policies or other cost containment reforms; the effects of potential pandemic diseases; and issuance of new or revised accounting standards, as well as other factors discussed in BD’s filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements to reflect events or circumstances after the date hereof except as required by applicable laws or regulations.

BECTON DICKINSON AND COMPANY

CONSOLIDATED INCOME STATEMENTS

(Unaudited; Amounts in millions, except share and per share data)

	Three Months Ended December 31,
	2014	2013	% Change
REVENUES	$2,051	$2,015	1.8

Cost of products sold	1,006	980	2.7
Selling and administrative expense	544	531	2.4
Research and development expense	129	126	2.5
Acquisition-related costs	23	—	NM

TOTAL OPERATING COSTS AND EXPENSES	1,702	1,637	4.0

OPERATING INCOME	349	378	(7.6)

Interest expense	(76)	(34)	NM
Interest income	10	14	(25.4)
Other income, net	2	1	NM

INCOME BEFORE INCOME TAXES	285	359	(20.5)

Income tax provision	50	88	(43.3)

NET INCOME	236	271	(13.1)

EARNINGS PER SHARE

Basic Earnings per Share	$1.22	$1.40	(12.9)
Diluted Earnings per Share	$1.20	$1.37	(12.4)

AVERAGE SHARES OUTSTANDING (in thousands)

Basic	192,844	194,203
Diluted	197,000	198,110

NM - Not Meaningful

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY SEGMENT AND GEOGRAPHIC AREA

(Unaudited; Amounts in millions)

	Three Months Ended December 31,
	2014	2013	% Change
BD MEDICAL
United States	$457	$441	3.6
International	615	622	(1.2)

TOTAL	$1,072	$1,064	0.8

BD LIFE SCIENCES
United States	$424	$408	3.9
International	556	543	2.3

TOTAL	$979	$951	3.0

TOTAL REVENUES
United States	$881	$849	3.7
International	1,170	1,166	0.4

TOTAL	$2,051	$2,015	1.8

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31,

(Unaudited; Amounts in millions)

	United States
	2014	2013	% Change
BD MEDICAL
Medical Surgical Systems	$268	$262	2.2
Diabetes Care	123	122	0.8
Pharmaceutical Systems	66	57	16.2

TOTAL	$457	$441	3.6

BD LIFE SCIENCES
Preanalytical Systems	$172	$171	0.3
Diagnostic Systems	159	149	6.5
Biosciences	93	87	6.5

TOTAL	$424	$408	3.9

TOTAL UNITED STATES	$881	$849	3.7

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in millions)

	International
			% Change
	2014	2013	Reported	FXN	FX Impact
BD MEDICAL
Medical Surgical Systems	$333	$317	5.0	10.6	(5.6)
Diabetes Care	141	142	(0.8)	6.1	(6.9)
Pharmaceutical Systems	141	164	(13.7)	(8.3)	(5.4)

TOTAL	$615	$622	(1.2)	4.6	(5.8)

BD LIFE SCIENCES
Preanalytical Systems	$182	$176	3.2	10.1	(6.9)
Diagnostic Systems	179	175	1.8	8.9	(7.1)
Biosciences	196	192	1.8	6.8	(5.0)

TOTAL	$556	$543	2.3	8.5	(6.2)

TOTAL INTERNATIONAL	$1,170	$1,166	0.4	6.4	(6.0)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

REVENUES BY BUSINESS SEGMENTS AND UNITS

Three Months Ended December 31, (continued)

(Unaudited; Amounts in millions)

	Total
			% Change
	2014	2013	Reported	FXN	FX Impact
BD MEDICAL
Medical Surgical Systems	$601	$579	3.7	6.8	(3.1)
Diabetes Care	263	264	(0.1)	3.6	(3.7)
Pharmaceutical Systems	208	221	(6.0)	(1.9)	(4.1)

TOTAL	$1,072	$1,064	0.8	4.2	(3.4)

BD LIFE SCIENCES
Preanalytical Systems	$353	$347	1.8	5.2	(3.4)
Diagnostic Systems	338	325	4.0	7.8	(3.8)
Biosciences	288	279	3.3	6.7	(3.4)

TOTAL	$979	$951	3.0	6.5	(3.5)

TOTAL REVENUES	$2,051	$2,015	1.8	5.3	(3.5)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL REVENUE INFORMATION

SAFETY REVENUES

(Unaudited; Amounts in millions)

	Three Months Ended December 31,
			% Change
	2014	2013	Reported	FXN	FX Impact
TOTAL SAFETY REVENUES
United States	$309	$315	(1.9)	(1.9)	—
International	265	242	9.2	16.1	(6.9)

TOTAL	$573	$557	2.9	5.9	(3.0)

BY SEGMENT
BD Medical	$296	$285	3.9	6.6	(2.7)
BD Life Sciences	278	272	2.0	5.3	(3.3)

TOTAL	$573	$557	2.9	5.9	(3.0)

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

FY2015 Quarter-to-Date Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended December 31,
	2014	2013	Growth	Foreign Currency Translation	Foreign Currency Neutral Change	Growth %	Foreign Currency Neutral Growth %
Reported Diluted Earnings per Share	$1.20	$1.37	$(0.17)	$(0.12)	$(0.05)	(12.4%)	(3.6%)

Financing related costs associated with the pending CareFusion acquisition. ($44 million or $28 million after-tax)	0.14	—
Transaction and integration costs incurred in connection with the pending CareFusion acquisition. ($23 million or $18 million after-tax)	0.09	—
Non-cash expense associated with the amortization of acquisition related identifiable intangible assets. ($18 million or $12 million after-tax and $18 million or $13 million after-tax, respectively)	0.06	0.06
Charge for plaintiff’s attorneys’ fees associated with the unfavorable verdict in the antitrust and false advertising lawsuit filed against BD by RTI. ($12 million or $7 million after-tax)	0.04	—

Adjusted Diluted Earnings per Share	$1.53	$1.43	$0.10	$(0.12)	$0.22	7.0%	15.4%

BECTON DICKINSON AND COMPANY

SUPPLEMENTAL INFORMATION

FY2015 Outlook Reconciliation

	Reported Basis	FX Impact	FXN Basis
Revenues - Full Year 2015 estimated growth	(~ 1.0%)	(~ 6.0%)	~ 5%

	Full Year 2015	Full Year 2014	% Increase
	(estimated)
Reported Fully Diluted Earnings per Share	$5.98 - 6.05	$5.99	NM
Financing-related acquisition costs	0.14	0.02
Acquisition-related transaction and integration costs	0.09	—
Amortization of acquisition related identifiable intangible assets	0.25	0.26
Litigation-related charge	0.04	—
Employee termination costs	—	0.12
Research and development charges (1)	—	0.08
Pension settlement charge	—	0.01
Other specified items, net (2)	—	0.03

Adjusted Fully Diluted Earnings per Share	$6.50 - 6.57	$6.50	0.0% - 1.0%

FX Impact			(9.0%)
Adjusted FXN Growth			9.0% - 10.0%

NM - Not Meaningful

FXN = Foreign Currency Neutral

(1)	Includes a write-off of capitalized software, and to a lesser extent, fixed assets primarily resulting from the discontinuance of an instrument product development program in the Life Sciences segment and a charge associated with the decision to terminate a research and development program in the Medical segment.
(2)	Includes a charge recorded in the Life Sciences segment for contract termination costs that resulted from the early termination of a European distributor arrangement. Also includes a charge resulting from the adjustment to the carrying amount of an asset that is being held for sale, and a gain resulting from the sale of a company in which we held a small equity ownership interest.